Exhibit 5.28

Advokatfirma DLA Nordic KB
Kungsgatan 9 PO Box 7315 SE - 103 90 Stockholm, Sweden T +46 8 701 78 00 F +46 8 701 78 99 www.dlanordic.se SE: 916629 - 6658

— PRIVILEDGED AND CONFIDENTIAL —

To:

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Stockholm, June 18, 2010

RE:	REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-167635)
$750,000,000 AGGREGATE PRINCIPAL AMOUNT OF 12% SENIOR SECURED NOTES DUE 2015

1	INTRODUCTION

(a)	We, members of the Swedish Bar Association, qualified to practice law in Sweden and to advise on the laws of Sweden, have acted as special Swedish counsel for Global Crossing Limited (the “Issuer”) and the Issuer’s indirect subsidiary domiciled in Sweden, Global Crossing Sverige AB, registration no 556570-7030, (the “Opinion Party”), in connection with the filing of the Registration Statement on Form S-4 originally filed on June 18, 2010 under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.1 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

DLA Nordic is part of DLA Piper Group,
an alliance of legal practices

(b)	This legal opinion (this “Opinion”) is furnished to you pursuant to the registration of the New Notes under the Securities Act.

2	INTERPRETATION

(a)	In this Opinion:

(i)	References to the “Opinion Documents” are references to the Indenture and each of the other documents specified in paragraph 3.1.

(ii)	References to the “Governing Documents” are references to the documents specified in paragraph 3.2.

(iii)	The Opinion Documents and the Governing Documents are collectively referred to as the “Operative Documents”.

(iv)	Words and expressions defined in the Indenture have the same meanings when used in this Opinion unless otherwise defined in this Opinion.

3	DOCUMENTS EXAMINED AND ENQUIRIES MADE

For the purpose of rendering this Opinion we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents executed by, inter alia, the Opinion Party:

3.1	Opinion Documents

(a)	The Indenture (including the Guarantee set forth therein), dated as of September 22, 2009 executed by inter alia the Opinion Party as Guarantor, the Issuer, certain other Guarantors (as defined in the Indenture) and the Trustee.

(b)	The Registration Statement dated June 18, 2010.

3.2	Governing Documents

(a)	The articles of association adopted on May 12, 2006 and registered as per June 18, 2010 (the “Articles of Association”) and a certificate of registration from the Swedish Companies Register (Sw: Bolagsregistret) as per June 18, 2010 (the “Certificate of Registration”), of the Opinion Party.

(b)	A copy of a Unanimous Written Consent taken by the directors of the Opinion Party on September 22, 2009 with resolutions to enter into and execute the Opinion Documents and certain other documents (the “Resolution”) and, also, a formalities certificate executed by the members of the board of directors of the Opinion Party, dated September 22, 2009 (the “Formalities Certificate”).

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3.3	Certain inquiries

We have also made inquiries with the Swedish Companies Registration Office (Sw: Bolagsverket) and the District Court of Stockholm (Sw: Stockholms tingsrätt) on June 18, 2010 in respect of the Opinion Party.

3.4	Limitations

(a)	Except as explicitly set out herein, we have made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person, nor have we examined any contracts, instruments or other documents (other than the Operative Documents) entered into by or affecting the Opinion Party or made any other enquiries or received any information concerning the Opinion Party (other than the inquiries referred to in Section 3.3 above).

4	ASSUMPTIONS

In giving this Opinion, we have assumed (without making any independent investigation):

(a)	The authenticity and completeness of the Operative Documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies and the legal capacity of all natural persons.

(b)	That the contents of the Operative Documents are true, complete and up to date as at the date of this Opinion.

(c)	That the above Resolution of the Opinion Party was duly passed at a properly convened meeting of duly appointed directors of the Opinion Party in accordance with the terms of the minutes of the meeting and that the assessments and findings made by the directors as set out in those minutes are true and correct and that the Resolution has not been amended or rescinded and is in full force and effect.

(d)	That the Opinion Party has not passed a voluntary winding-up resolution, and that no petition has been presented or order made for the winding-up, dissolution or administration of the Opinion Party before a Swedish court and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to any of its assets, although the inquiries referred to in section 3.3 above gave no indication that any application for winding-up, bankruptcy or similar proceedings or appointment of any administrator or bankruptcy trustee or similar officer has been registered with the Swedish Companies Registration Office and the District Court of Stockholm.

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(e)	That the terms of the Opinion Documents are bona fide commercial terms entered into for bona fide commercial purposes, without any fraudulent intent (including as to the interest of creditors) and that the execution and delivery of the Opinion Documents and the performance thereunder will be on arm’s length basis and of material commercial interest and benefit to each party to the Opinion Documents.

(f)	That, other than under the laws of Sweden, the Opinion Documents constitute valid and legal obligations binding of the parties thereto under all applicable laws and in all applicable jurisdictions and, in so far as any such obligation is to be performed in any jurisdiction other than Sweden, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

(g)	That the consent, permit or license of any third person, authority or governmental agency outside Sweden which is required in relation to the execution and delivery of the Opinion Documents and the performance and observation of the terms thereof by the parties, has been obtained at the date of this Opinion.

(h)	That any representations and warranties (other than any representations and warranties as to matters of law on which we are expressing an opinion herein) given by the parties to the Opinion Documents are true, accurate and complete in all respects.

5	OPINION

On the basis of and subject to the foregoing and the reservations and qualifications set out below, we are of the opinion that, under the laws of the Kingdom of Sweden currently in effect on the day of this Opinion:

(a)	The Opinion Party is duly organized and validly existing under the laws of the Kingdom of Sweden and has the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantees of the New Notes by the Opinion Party, contained therein.

(b)	The Opinion Party has all requisite corporate or other statutory power and authority to duly execute, deliver and perform its obligations under the Indenture.

(c)	The execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by the Opinion Party has been duly authorised by all necessary corporate action of the Opinion Party.

(d)	The Opinion Party has duly executed and delivered the Indenture.

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6	RESERVATIONS AND QUALIFICATIONS

The reservations and qualifications to which this Opinion is subject are as follows:

(a)	We do not express or imply any opinion as to, nor have we investigated, the laws of any jurisdiction other than Sweden in force at and as interpreted at the date of this Opinion and it is assumed that no foreign law which may apply with respect to the Opinion Documents or the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated herein. We express no opinion as to matters of fact.

(b)	We express no opinion as to any document other than the Opinion Documents and our Opinion is strictly limited to the stated purpose of this Opinion and matters stated herein and is not to be read as extending by implication to any other matters in connection with the Opinion Documents. We express no opinion whether references in the Opinion Documents to different Acts, Regulations, etc. involves any further obligations or undertakings for the Opinion Party in addition to those explicitly set out in the Opinion Documents.

(c)	The Opinion Documents and this Opinion are expressed in the English language whilst addressing and explaining institutions and concepts of the laws of the Kingdom of Sweden; and such institutions and concepts may be reflected in or described by the English language only imperfectly; and we express no opinion on how the courts of the Kingdom of Sweden would construe contractual language expressed in English where the contract would be subject to the laws of the Kingdom of Sweden. However, we believe that such courts would pay attention to the meaning and import in the laws of any pertinent jurisdiction in which the English language is normally or habitually employed of the expressions used in construing what the parties intended to put in writing for the purposes of the laws of the Kingdom of Sweden.

(d)	The expression ‘has duly executed and delivered’ in paragraph 5(d) means that the Swedish courts will treat the Indenture as being duly executed and delivered. It does not mean that the obligations set forth therein would necessarily be enforced in all circumstances in accordance with their terms. Nothing in this Opinion, then, must be taken as indicating that obligations under the Opinion Documents, including the Indenture, would be specifically enforceable.

(e)	No opinion is expressed as to the enforceability in Sweden of any judgment rendered in any jurisdiction outside Sweden.

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(f)	The performance of any agreement or instrument may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation, moratorium and other laws of general application regarding or affecting the rights of creditors generally and general equitable principles regarding or affecting the rights of creditors regardless of the parties’ agreement to the contrary (including but not limited to the Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings).

(g)	Without limiting any other assumption or reservation made in this Opinion, we have relied upon the Certificate of Registration and we have not investigated whether or not the Opinion Party is or will by reason of the execution of, or the transactions contemplated by the Opinion Documents or any document referred therein be in breach of any of its obligations under any consent, agreement or document (other than the Operative Documents).

(h)	Save as expressly set out in this Opinion, we express no opinion as to the tax treatment or consequences of the Opinion Documents or transactions contemplated by them.

(i)	The recognition of the laws of jurisdictions other than of the Kingdom of Sweden by Swedish courts or enforcement authorities does not include those laws which such courts or authorities consider (a) to be procedural in nature, (b) to be revenue or penal laws, (c) to involve the exercise of sovereign powers or powers of public or administrative law or (d) is manifestly contrary to Swedish public policy. Furthermore, Swedish courts in bankruptcy and execution proceedings will apply the laws of the Kingdom of Sweden and Swedish courts in legal proceedings will apply Swedish procedural law.

(j)

A Swedish limited liability company (Sw. aktiebolag) may inter alia not make loans to anyone who owns stock in such company directly or indirectly (including cross/sidestream transactions) unless (a) the borrowing company is a member of the same group of companies as the lending company where “group of companies” (Sw. koncern) means a group of companies where the ultimate parent company is domiciled in the EEA (European Economic Area); or (b) the borrowing company is, at the time of the loan, an active company which conducts commercial operations and (aa) the decision by the lending company to make the loan is taken purely for reasons of commercial benefit, and (bb) the purpose of the loan is that it shall be used exclusively in the borrowing company’s business. In addition, unless a loan made directly or indirectly to a shareholder is subject to arms-length terms and conditions the loan may be considered as a distribution of assets (Sw. värdeöverföring) in which case the loan will only be permissible to the extent (i) it is equal to or less than the unrestricted equity (free capital reserves) of the lending company at the time the loan is given and (ii) it is susceptible of being justified in view of the amount of equity and cash required for the lender’s business, having due regard to the type, size and risks of the business (the prudence principle). Under

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no circumstances may a Swedish limited liability company make a loan for the purpose of acquiring shares in the lending company or any parent company forming part of the same group of companies as the lending company (where “group of companies” shall be construed as set forth in chapter 1, section 11 of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) or its equivalent from time to time, that is, as only including groups of companies where the ultimate parent company of such group is a corporation incorporated in the Kingdom of Sweden)). A loan made in contravention of the above rules may entail criminal liability for the board of directors and the managing director and will render the loan at issue invalid and unenforceable. The invalid loan will in such case be cancelled and the recipient of the funds will be obligated to repay all such funds. For the purpose of the aforementioned rules and prohibitions, the granting or making, as the case may be, of inter alia any guarantee, pledge, remittance or subordination of debt by a Swedish limited liability company, shall be equated with the making of a loan.

(k)	Pursuant to the Swedish Contracts Act (1915:218) (Sw. avtalslagen (1915:218)), as amended, the terms of an agreement may be modified or set aside by a court to the extent that such terms are deemed to create unfair results, even if the circumstances giving rise thereto have arisen after the agreement was entered into.

(l)	Where any party to an agreement is vested with a discretion or may determine a matter in its opinion, Swedish law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds; a provision that a certain determination is conclusive and binding will not prevent judicial enquiry into the merits of any claim by an aggrieved party.

(m)	The enforcement of the rights of a party under an agreement may be limited by general and special time-bar provisions or by failure to pursue the claim timely or in a correct manner (laches). The right to recover damages may be limited to the extent the aggrieved party could have avoided damages by reasonable efforts.

(n)	The laws of the Kingdom of Sweden permit the introduction of evidence extrinsic to a written agreement (including parole evidence) to modify the terms or the construction of such an agreement. It is therefore submitted that provisions specifying that an agreement, contract, undertaking, or other arrangement may only be amended or waived in writing may not be enforceable to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created modifying provisions of the agreement, contract, undertaking or other arrangement.

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(o)	Swedish courts may award judgments in currencies other than the local currency, but the judgment debtor has the right under Swedish law to pay the judgment debt, even though denominated in a foreign currency, in the local currency at the rate of exchange prevailing at the date of payment.

(p)	This Opinion is given solely for the purposes of the transaction to which the Opinion Documents relates and we assume no obligation to advise you of any changes in the foregoing subsequently to the date set forth at the beginning of the Opinion and this Opinion speaks only as of that date.

7	BENEFIT, RELIANCE AND GOVERNING LAW

(a)	This Opinion is addressed to you and your assignees and is not without our express consent to be transmitted to or relied upon by any other person or for any other purpose other than in connection with the Opinion Document. Notwithstanding the aforementioned, this Opinion may however also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We, further, hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

(b)	We are not responsible for, and have not provided, any advice on the legal effect of the assumptions, reservations and qualifications set out in this Opinion.

(c)	Our liability is limited to the coverage under our liability insurance. You have the right to review our insurance policies.

(d)	This Opinion is rendered in Sweden and shall be governed by and construed in accordance with the laws of the Kingdom of Sweden.

Yours faithfully,

ADVOKATFIRMA DLA NORDIC KB

By:	/s/ Peter Sjölund	By:	/s/ Gustaf Reuterskiöld
Peter Sjölund		Gustaf Reuterskiöld
Partner		Partner

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